Exhibit 99.01

www.epelectric.com

News Release
For Immediate Release
Date: August 2, 2018

El Paso Electric Announces Second Quarter 2018 Financial Results

Overview

•
For the second quarter of 2018, El Paso Electric Company ("EE" or the "Company") reported net income of $33.3 million, or $0.82 basic and diluted earnings per share. In the second quarter of 2017, EE reported net income of $36.1 million, or $0.89 basic and diluted earnings per share.

•
For the six months ended June 30, 2018, EE reported net income of $26.3 million, or $0.65 basic and diluted earnings per share. Net income for the six months ended June 30, 2017 was $32.1 million, or $0.79 basic and diluted earnings per share.

"Our overall financial results were solid as we achieved a new kWh sales record in the second quarter of 2018 due to favorable weather conditions and continued customer growth," said Mary Kipp, President and Chief Executive Officer of El Paso Electric Company. "However, this was partially offset by increased maintenance costs associated with our local generation fleet."

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

Earnings Summary
The table and explanations below present the major factors affecting second quarter and six months ended June 30, 2018 net income relative to second quarter and six months ended June 30, 2017 net income, respectively (in thousands except Basic EPS data):

	Quarter Ended			Six Months Ended
	Pre-Tax Effect	After-Tax Effect	Basic EPS	Pre-Tax Effect	After-Tax Effect	Basic EPS
June 30, 2017		$36,066	$0.89		$32,077	$0.79
Changes in:
Palo Verde performance rewards, net	(5,005)	(3,954)	(0.10)	(5,005)	(3,954)	(0.10)
O&M at fossil-fuel generating plants	(4,644)	(3,668)	(0.09)	(1,320)	(1,042)	(0.02)
Investment and interest income, NDT	(1,917)	(1,474)	(0.03)	(6,509)	(5,105)	(0.13)
Depreciation and amortization	(1,463)	(1,156)	(0.03)	(3,343)	(2,641)	(0.06)
Deregulated Palo Verde Unit 3	(645)	(509)	(0.01)	(965)	(762)	(0.02)
Effective tax rate, other		6,500	0.16		6,460	0.16
Retail non-fuel base revenues	2,236	1,765	0.04	2,562	2,023	0.05
Other		(275)	(0.01)		(727)	(0.02)
June 30, 2018		$33,295	$0.82		$26,329	$0.65
Second Quarter 2018
Income for the quarter ended June 30, 2018, when compared to the quarter ended June 30, 2017, was negatively affected by (presented on a pre-tax basis):

•
Palo Verde Generating Station ("Palo Verde") performance rewards of $5.0 million, associated with the 2013 to 2015 performance periods, net of disallowed fuel and purchased power costs related to the resolution of the Texas fuel reconciliation proceeding designated as Public Utility Commission of Texas (the "PUCT") Docket No. 46308 for the period from April 2013 through March 2016, were recorded in June 2017, with no comparable amount in the three months ended June 30, 2018.

•
Increased operations and maintenance expenses related to the Company's fossil-fuel generating plants primarily due to maintenance and outage costs related to Newman Power Station ("Newman") Units 2 & 4 and Rio Grande Power Station ("Rio Grande") Unit 8 in 2018. These increases were partially offset by outage costs incurred at Newman Unit 5 in the three months ended June 30, 2017, with no comparable amount in the three months ended June 30, 2018.

•
Decreased investment and interest income primarily due to a decrease in realized and unrealized net gains on securities held in the Company's Palo Verde nuclear decommissioning trust funds ("NDT"). Beginning on January 1, 2018, the Company adopted ASU 2016-01, Financial Instruments, and began recording unrealized gains and losses on equity securities held in the NDT directly in earnings. Refer to "Impact of New Accounting Standards and Use of Non-GAAP Financial Measures" for further details.

•	Increased depreciation and amortization primarily due to increased plant balances.

•
Decreased deregulated Palo Verde Unit 3 revenues primarily due to a 29.5% decrease in generation caused by a spring refueling outage at Unit 3 completed in May 2018, with no comparable outage in the three months ended June 30, 2017.

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

Income for the quarter ended June 30, 2018, when compared to the quarter ended June 30, 2017, was positively affected by (presented on a pre-tax basis):

•
Decreased effective tax rate, other primarily due to the Tax Cuts and Jobs Act of 2017 (the "TCJA") that reduced the federal income tax rate from 35% to 21%, excluding the tax impact of other items in the table above.

•
Increased retail non-fuel base revenues primarily due to (i) increased retail non-fuel revenues of $5.9 million primarily due to increased revenues from residential customers of $5.6 million caused by an 8.1% increase in kWh sales driven by favorable weather and a 1.5% increase in the average number of residential customers served compared to the three months ended June 30, 2017, and (ii) an overall $4.1 million non-fuel base rate increase approved by the PUCT in its final order in the Company's 2017 Texas retail rate case in Docket No. 46831 (the "2017 PUCT Final Order"). The Company set a new kWh sales record in the second quarter of 2018, which was 4.2% higher than the previous record for a second quarter. Cooling degree days increased 19.0% in the three months ended June 30, 2018, when compared to the three months ended June 30, 2017. Cooling degree days for the three months ended June 30, 2018 were 20.9% above the 10-year average. These increases were partially offset by refunds of approximately $7.7 million to customers for the reduction in the federal corporate income tax rate for the period April 1, 2018 through June 30, 2018. Refer to "Regulatory Matters" for further details. Non-fuel base revenues and kilowatt-hour ("kWh") sales for the three months ended June 30, 2018, are provided by customer class on page 13 of this news release.

First Six Months of 2018
Income for the six months ended June 30, 2018, when compared to the six months ended June 30, 2017, was negatively affected by (presented on a pre-tax basis):

•
Decreased investment and interest income primarily due to a decrease in realized and unrealized net gains on securities held in the NDT. Beginning on January 1, 2018, the Company adopted ASU 2016-01, Financial Instruments, and began recording unrealized gains and losses on equity securities held in the NDT directly in earnings. Refer to "Impact of New Accounting Standards and Use of Non-GAAP Financial Measures" for further details.

•
Palo Verde performance rewards of $5.0 million, associated with the 2013 to 2015 performance periods, net of disallowed fuel and purchased power costs related to the resolution of the Texas fuel reconciliation proceeding designated as PUCT Docket No. 46308 for the period from April 2013 through March 2016, were recorded in June 2017, with no comparable amount in the six months ended June 30, 2018.

•	Increased depreciation and amortization primarily due to increased plant balances.

•
Increased operations and maintenance expenses related to the Company's fossil-fuel generating plants primarily due to outage costs at Rio Grande Unit 8 in 2018. This increase was partially offset by net reductions in maintenance and outage costs at Newman in the six months ended June 30, 2018, compared to the six months ended June 30, 2017.

•
Decreased deregulated Palo Verde Unit 3 revenues primarily due to a 14.0% decrease in generation caused by a spring refueling outage at Unit 3 completed in May 2018, with no comparable outage in the six months ended June 30, 2017.

Income for the six months ended June 30, 2018, when compared to the six months ended June 30, 2017, was positively affected by (presented on a pre-tax basis):

•
Decreased effective tax rate, other primarily due to the (i) TCJA that reduced the federal income tax rate from 35% to 21%, excluding the tax impact of other items in the table above, and (ii) tax benefits from stock incentive plans.

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

•
Increased retail non-fuel base revenues primarily due to (i) increased retail non-fuel revenues of $7.5 million primarily due to increased revenues from residential customers of $7.2 million caused by a 5.8% increase in kWh sales driven by favorable weather and a 1.6% increase in the average number of residential customers served compared to the six months ended June 30, 2017, and (ii) an overall $6.9 million non-fuel base rate increase approved by the PUCT in the 2017 PUCT Final Order. Cooling degree days increased 14.9% in the six months ended June 30, 2018, when compared to the six months ended June 30, 2017. Cooling degree days in the six months ended June 30, 2018 were 20.4% above the 10-year average. These increases were partially offset by refunds of approximately $11.8 million to customers for the reduction in the federal corporate income tax rate for the period January 1, 2018 through June 30, 2018. Refer to "Regulatory Matters" for further details. Non-fuel base revenues and kilowatt-hour ("kWh") sales for the six months ended June 30, 2018 are provided by customer class on page 15 of this news release.

Regulatory Matters
Texas Regulatory Matters
On December 18, 2017, the PUCT issued the 2017 PUCT Final Order for the Company's rate case in Docket No. 46831. New base rates, including additional surcharges associated with rate case expenses and the relate back of rates to consumption on and after July 18, 2017 through December 31, 2017, were implemented in January 2018.
Following the enactment of the TCJA on December 22, 2017, and in compliance with the 2017 PUCT Final Order, on March 1, 2018, the Company filed with the PUCT and each of its municipalities a proposed refund tariff designed to reduce base charges for Texas customers equivalent to the expected annual decrease of $22.7 million in federal income tax expense resulting from the tax law changes. This filing was assigned PUCT Docket No. 48124. On March 27, 2018, the PUCT approved the Company's proposed refund tariff on an interim basis, subject to refund or surcharge, for customer billing effective April 1, 2018. Each of the Company's municipalities also implemented the Company's proposed tax credits on an interim basis effective April 1, 2018. The refund will be reflected in rates over a period of a year and will be updated annually until new base rates are implemented pursuant to the Company's next rate case filing. No party requested a hearing in the case before the PUCT by the deadline of April 16, 2018, and on April 18, 2018, the PUCT Staff filed its final recommendation supporting approval of the Company's application. The Company filed an agreed proposed order for final approval on behalf of all parties except the City of El Paso on April 30, 2018, and on May 31, 2018, the City of El Paso filed a notice with the PUCT stating that the City Council had authorized agreement with the proposed order. The refund tariff case is pending with the refund tariff subject to a final order from the PUCT.
New Mexico Regulatory Matters

The Company is required to file its next New Mexico rate case no later than July 31, 2019. On January 24, 2018, the New Mexico Public Regulation Commission (the "NMPRC") initiated a proceeding in Case No. 18-00016-UT into the impact of the TCJA on New Mexico regulated utilities. On April 4, 2018, the NMPRC issued an order requiring the Company to file a proposed interim rate rider to adjust the Company’s New Mexico base revenues in amounts equivalent to the Company’s reduced income tax expense for New Mexico customers resulting from the TCJA, to be implemented on or before May 1, 2018. On April 16, 2018, after consultation with the New Mexico Attorney General pursuant to the NMPRC order, the Company filed an interim rate rider with a proposed effective date of May 1, 2018. The annualized credits expected to be refunded to New Mexico customers approximate $4.9 million. On April 25, 2018, the NMPRC approved the Company's interim rate rider to be implemented in customer bills beginning May 1, 2018.

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

Impact of New Accounting Standards and Use of Non-GAAP Financial Measures
Effective January 1, 2018, the Company adopted:
(i) ASU 2014-09, Revenue from Contracts with Customers, using the modified retrospective approach and which had no cumulative effect adjustment to retained earnings. As required by the standard, revenues of $3.8 million related to reimbursed costs of energy efficiency programs approved by the Company's regulators are reported in operating revenues from customers for the six months ended June 30, 2018. Related expenses of an equal amount are reported in operations and maintenance expenses.
(ii) ASU 2017-07, Compensation - Retirement Benefits, retrospectively for the income statement presentation of the service cost component as part of operating income and the other components of net benefit costs outside of any subtotal of operating income for each period presented. The Company reclassified $4.1 million to "Operations and maintenance" in the Company’s Statement of Operations for the six months ended June 30, 2017 by increasing (i) "Investment and interest income, net" by $10.5 million, (ii) "Miscellaneous non-operating income" by $5.7 million, (iii) "Miscellaneous non-operating deductions" by $4.2 million, and (iv) "Other interest" by $7.9 million. As a result of the reclassifications, "Operations and maintenance" increased to $5.4 million in service cost from the $1.3 million in net periodic benefit cost previously reported.
(iii) ASU 2016-01, Financial Instruments - Recognition and Measurement of Financial Assets and Financial Liabilities. Upon adoption of this new standard, the Company recorded, as of January 1, 2018, a cumulative effect adjustment to retained earnings of $41.0 million, net of tax, for the unrealized gains (losses) related to equity securities held in the nuclear decommissioning trust funds. As required by ASU 2016-01, changes in the fair value of equity securities are now recognized in the Company's Statements of Operations. The adoption of the new standard added the potential for significant volatility to the Company's reported results of operations as changes in the fair value of equity securities may occur. Furthermore, the equity investments included in the nuclear decommissioning trust funds are significant and are expected to increase significantly during the remaining life (estimated to be 27 to 30 years) of Palo Verde. Accordingly, the Company has provided the following non-GAAP financial measures, which reconcile GAAP net income to non-GAAP adjusted net income and GAAP basic earnings per share to non-GAAP adjusted basic earnings per share, to exclude the impact of changes in fair value of equity securities and realized gains (losses) from the sale of both equity and fixed income securities.

	Three Months Ended
	June 30,
	2018	2017
	(In thousands except for per share data)
Net income (GAAP)	$33,295	$36,066
Adjusting items before income tax effects
Unrealized gains, net	(983)	—
Realized gains, net	(2,119)	(5,166)
Total adjustments before income tax effects	(3,102)	(5,166)
Income taxes on above adjustments	621	1,033
Adjusting items, net of income taxes	(2,481)	(4,133)
Adjusted net income (non-GAAP)	$30,814	$31,933

Basic earnings per share (GAAP)	$0.82	$0.89
Adjusted basic earnings per share (non-GAAP)	$0.76	$0.79

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

	Six Months Ended
	June 30,
	2018	2017
	(In thousands except for per share data)
Net income (GAAP)	$26,329	$32,077
Adjusting items before income tax effects
Unrealized losses, net	2,798	—
Realized gains, net	(3,391)	(7,357)
Total adjustments before income tax effects	(593)	(7,357)
Income taxes on above adjustments	119	1,471
Adjusting items, net of income taxes	(474)	(5,886)
Adjusted net income (non-GAAP)	$25,855	$26,191

Basic earnings per share (GAAP)	$0.65	$0.79
Adjusted basic earnings per share (non-GAAP)	$0.64	$0.65
Adjusted net income and adjusted basic earnings per share are not measures of financial performance under generally accepted accounting principles ("GAAP") and should not be considered as an alternative to net income and earnings per share, respectively. Furthermore, the Company's presentation of any non-GAAP financial measure may not be comparable to similarly titled measures used by other companies. The Company believes adjusted net income and adjusted basic earnings per share are useful financial measures for investors and analysts in understanding the Company's core operating performance because each measure removes the effects of variances reported in the Company's results of operations that are not indicative of fundamental changes in the earnings capacity of the Company.
Quarterly Cash Dividend
On May 24, 2018, our Board of Directors approved an increase to the quarterly cash dividend to $0.36 per share of common stock from our previous quarterly rate of $0.335 per share. This represents an increase in the annualized cash dividend from $1.34 to $1.44 per share. The dividend increase commenced with the June 29, 2018, dividend payment. On July 19, 2018, our Board of Directors declared a quarterly cash dividend of $0.36 per share payable on September 28, 2018, to shareholders of record as of the close of business on September 14, 2018.
Capital and Liquidity
We continue to maintain a strong capital structure in which common stock equity represented 43.7% of our capitalization (common stock equity, long-term debt, current maturities of long-term debt and short-term borrowings under the Revolving Credit Facility (the "RCF")) as of June 30, 2018. At June 30, 2018, we had a balance of $11.9 million in cash and cash equivalents. Based on current projections, we believe that we will have adequate liquidity through our current cash balances, cash from operations and available borrowings under the RCF to meet all of our anticipated cash requirements for the next twelve months.
Cash flows from operations for the six months ended June 30, 2018, were $74.4 million, compared to $68.0 million for the six months ended June 30, 2017. A component of cash flows from operations is the change in net over-collection and under-collection of fuel revenues. The difference between fuel revenues collected and fuel expense incurred is deferred to be either refunded (over-recoveries) or surcharged (under-recoveries) to customers in the future. During the six months ended June 30, 2018, we had fuel over-recoveries of $1.0 million compared to over-recoveries of fuel costs of $2.7 million during the six months ended June 30, 2017. At June 30, 2018, we had a net fuel over-recovery balance of $7.2 million, including an over-recovery of $8.2 million in Texas and

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

an under-recovery of $1.0 million in New Mexico. On April 13, 2018, we filed a request with the PUCT to decrease our Texas fixed fuel factor by approximately 29% to reflect decreased fuel expenses primarily related to a decrease in the price of natural gas used to generate power. On April 25, 2018, the Company's proposed fuel factors were approved on an interim basis effective for the first billing cycle of the May 2018 billing month. The revised factor was approved by the PUCT and the docket closed on May 22, 2018. The Texas fixed fuel factor will continue thereafter until changed by the PUCT.
During the six months ended June 30, 2018, our primary capital requirements were for the construction and purchase of electric utility plant, payment of common stock dividends and purchases of nuclear fuel. Capital expenditures for new electric utility plant were $117.3 million in the six months ended June 30, 2018, compared to $108.1 million in the six months ended June 30, 2017. Capital expenditures for 2018 are expected to be approximately $236 million. Capital requirements for purchases of nuclear fuel were $18.9 million in the six months ended June 30, 2018 compared to $20.6 million in the six months ended June 30, 2017.
On June 29, 2018, we paid a quarterly cash dividend of $0.36 per share, or $14.6 million, to shareholders of record as of the close of business on June 15, 2018. We paid a total of $28.3 million in cash dividends during the six months ended June 30, 2018. At the current dividend rate, we expect to pay cash dividends of approximately $57.6 million during 2018.
No shares of common stock were repurchased during the six months ended June 30, 2018. As of June 30, 2018, a total of 393,816 shares remain available for repurchase under our currently authorized stock repurchase program. We may in the future make purchases of our common stock in open market transactions at prevailing prices and may engage in private transactions where appropriate.
Our cash requirements for federal and state income taxes vary from year to year based on taxable income, which is influenced by the timing of revenues and expenses recognized for income tax purposes. The following summary describes the major impacts of the TCJA on our liquidity. We continue to evaluate the TCJA and have made assumptions based on information currently available.
The TCJA discontinued bonus depreciation for regulated utilities which reduced tax deductions previously available to us for 2017, 2018, and 2019. The decrease in tax deductions results in the utilization of our net operating loss carryforwards (“NOL carryforwards”) approximately two years earlier than previously anticipated and is expected to result in higher income tax payments beginning in 2019, after the full utilization of NOL carryforwards.  However, due to the lower federal corporate income tax rate enacted by the TCJA, our future federal corporate income tax payments will be made at the reduced rate of 21% beginning in 2018.  Due to NOL carryforwards, minimal tax payments are expected for 2018, which are mostly related to state income taxes.
The effect of the TCJA on our rates will be beneficial to our customers. Following the enactment of the TCJA and the reduction of the federal corporate income tax rate, revenues collected from our customers in 2018 are reduced in an amount that approximates the savings in tax expense. This reduction in revenues is expected to negatively impact our cash flows by approximately $26 million to $31 million during 2018.
We received approval from the NMPRC on October 7, 2015, to guarantee the issuance of up to $65.0 million of long-term debt by the Rio Grande Resources Trust (the "RGRT") to finance future purchases of nuclear fuel and to refinance existing nuclear fuel debt obligations. We received additional approval from the NMPRC on October 4, 2017, to amend and extend the RCF, issue up to $350.0 million in long-term debt and to redeem and refinance the $63.5 million 2009 Series A 7.25% Pollution Control Bonds and the $37.1 million 2009 Series B 7.25% Pollution Control Bonds, which are subject to optional redemption in 2019. The NMPRC approval to issue up to $350.0 million in long-term debt supersedes its prior approval. We requested similar approval from the FERC on September 1, 2017, and received approval on October 31, 2017. The FERC approval also included permission to guarantee the issuance of up to $65.0 million of long-term debt by the RGRT and to continue to utilize our existing RCF with the ability to amend and extend the RCF at a future date. The authorization approved by the

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

FERC is effective from November 15, 2017 through November 14, 2019, and supersedes its prior approvals. Under these authorizations, on June 28, 2018, the Company issued $125 million in aggregate principal amount of 4.22% Senior Notes due August 15, 2028, and guaranteed the issuance by the RGRT of $65 million in aggregate principal amount of 4.07% Senior Notes due August 15, 2025. The net proceeds from the sale of these senior notes were used to repay outstanding short-term borrowings under the RCF.
We maintain the RCF for working capital and general corporate purposes and financing of nuclear fuel through the RGRT. The RGRT, the trust through which we finance our portion of nuclear fuel for Palo Verde, is consolidated in our financial statements. The RCF has a term ending on January 14, 2020. The maximum aggregate unsecured borrowing currently available under the RCF is $350.0 million. We may increase the RCF by up to $50.0 million (to a total of $400.0 million) during the term of the RCF, upon the satisfaction of certain conditions more fully set forth in the agreement, including obtaining commitments from lenders or third party financial institutions. We also have the option to extend the term of the RCF by one additional year to January 14, 2021, in accordance with the terms of the agreement. The total amount borrowed for nuclear fuel by the RGRT, excluding debt issuance costs, was $134.4 million at June 30, 2018, of which $24.4 million had been borrowed under the RCF, and $110.0 million was borrowed through the issuance of senior notes. Borrowings by the RGRT for nuclear fuel, excluding debt issuance costs, were $133.9 million as of June 30, 2017, of which $38.9 million had been borrowed under the RCF and $95.0 million was borrowed through the issuance of senior notes. Interest costs on borrowings to finance nuclear fuel are accumulated by the RGRT and charged to us as fuel is consumed and recovered through fuel recovery charges. At June 30, 2018, $56.0 million was outstanding under the RCF for working capital and general corporate purposes, which may include funding capital expenditures. At June 30, 2017, $140.0 million was outstanding under the RCF for working capital and general corporate purposes. Total aggregate borrowings under the RCF at June 30, 2018, were $80.4 million with an additional $269.5 million available to borrow.
2018 Earnings Guidance
We are adjusting our GAAP earnings guidance for 2018 to $2.25 to $2.55 per basic share from the previous range of $2.30 to $2.65 per basic share. The guidance assumes normal operations and considers significant variables that may impact earnings, such as weather, expenses, capital expenditures, nuclear decommissioning trust gains/losses and the impact of the TCJA. The mid-point of the guidance range assumes 10-year average weather (cooling and heating degree days). The guidance range includes $8.0 million or $0.20 per share to $10.0 million or $0.25 per share, after-tax, of unrealized gains (losses) on equity securities and realized gains (losses) from the sale of both equity and fixed income securities from the Palo Verde decommissioning trust funds. After removing the unrealized and realized gains (losses) of $0.20 to $0.25 per share our non-GAAP earnings guidance range is $2.05 to $2.30 per basic share.
Conference Call
A conference call to discuss second quarter 2018 financial results is scheduled for 11:30 A.M. Eastern Time, on August 2, 2018. The dial-in number is 855-719-5012 with a conference ID number of 3376358. The international dial-in number is 334-323-0522. The conference leader will be Lisa Budtke, Director-Treasury Services and Investor Relations. A replay will run through August 16, 2018 with a dial-in number of 888-203-1112 and a conference ID number of 3376358. The conference call and presentation slides will be webcast live on the Company's website found at http://www.epelectric.com. A replay of the webcast will be available shortly after the call.

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

Safe Harbor
This news release includes statements that are forward-looking statements made pursuant to the safe harbor provisions of the Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding 2018 earnings guidance, including statements regarding the impact of the TCJA; statements regarding expected capital expenditures; statements regarding expected dividends; statements regarding the anticipated impact of ASU 2016-01; and statements regarding the adequacy of our liquidity to meet cash requirements. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those expressed in forward-looking statements is contained in EE's most recently filed periodic reports and in other filings made by EE with the U.S. Securities and Exchange Commission (the "SEC"), and include, but is not limited to: (i) the impact of the TCJA and other U.S. tax reform legislation; (ii) increased prices for fuel and purchased power and the possibility that regulators may not permit EE to pass through all such increased costs to customers or to recover previously incurred fuel costs in rates; (iii) full and timely recovery of capital investments and operating costs through rates in Texas and New Mexico; (iv) uncertainties and instability in the general economy and the resulting impact on EE's sales and profitability; (v) changes in customers' demand for electricity as a result of energy efficiency initiatives and emerging competing services and technologies, including distributed generation; (vi) unanticipated increased costs associated with scheduled and unscheduled outages of generating plant; (vii) unanticipated maintenance, repair, or replacement costs for generation, transmission, or distribution facilities and the recovery of proceeds from insurance policies providing coverage for such costs; (viii) the size of our construction program and our ability to complete construction on budget and on time; (ix) potential delays in our construction schedule due to legal challenges or other reasons; (x) costs at Palo Verde; (xi) deregulation and competition in the electric utility industry; (xii) possible increased costs of compliance with environmental or other laws, regulations and policies; (xiii) possible income tax and interest payments as a result of audit adjustments proposed by the Internal Revenue Service or state taxing authorities; (xiv) uncertainties and instability in the financial markets and the resulting impact on EE's ability to access the capital and credit markets; (xv) actions by credit rating agencies; (xvi) possible physical or cyber-attacks, intrusions or other catastrophic events; and (xvii) other factors of which we are currently unaware or deem immaterial. EE's filings are available from the SEC or may be obtained through EE's website, http://www.epelectric.com. Any such forward-looking statement is qualified by reference to these risks and factors. EE cautions that these risks and factors are not exclusive. Management cautions against putting undue reliance on forward-looking statements or projecting any future results based on such statements or present or prior earnings levels. Forward-looking statements speak only as of the date of this news release, and EE does not undertake to update any forward-looking statement contained herein.

Media Contacts	Investor Relations
Eddie Gutierrez	Lisa Budtke
915.543.5763	915.543.5947
eduardo.gutierrez@epelectric.com	lisa.budtke@epelectric.com

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

El Paso Electric Company
Statements of Operations
Quarter Ended June 30, 2018 and 2017
(In thousands except for per share data)
(Unaudited)

	2018	2017 (a)	Variance

Operating revenues	$236,796	$251,843	$(15,047)
Operating expenses:
Fuel and purchased power	53,463	65,894	(12,431)
Operations and maintenance	88,855	82,273	6,582
Depreciation and amortization	23,958	22,495	1,463
Taxes other than income taxes	17,381	17,265	116
	183,657	187,927	(4,270)
Operating income	53,139	63,916	(10,777)
Other income (deductions):
Allowance for equity funds used during construction	718	726	(8)
Investment and interest income, net	11,072	12,056	(984)
Miscellaneous non-operating income	3,072	2,897	175
Miscellaneous non-operating deductions	(2,769)	(2,669)	(100)
	12,093	13,010	(917)
Interest charges (credits):
Interest on long-term debt and revolving credit facility	18,194	18,407	(213)
Other interest	5,115	4,728	387
Capitalized interest	(1,365)	(1,344)	(21)
Allowance for borrowed funds used during construction	(772)	(711)	(61)
	21,172	21,080	92
Income before income taxes	44,060	55,846	(11,786)
Income tax expense	10,765	19,780	(9,015)
Net income	$33,295	$36,066	$(2,771)

Basic earnings per share	$0.82	$0.89	$(0.07)

Diluted earnings per share	$0.82	$0.89	$(0.07)

Dividends declared per share of common stock	$0.360	$0.335	$0.025
Weighted average number of shares outstanding	40,518	40,409	109
Weighted average number of shares and dilutive
potential shares outstanding	40,648	40,526	122

(a) The Company implemented ASU 2017-07, Compensation-Retirement Benefits, in the first quarter of 2018, and as required by the standard, reclassified certain amounts in the Company's Statement of Operations for 2017.

El Paso Electric Company
Statements of Operations
Six Months Ended June 30, 2018 and 2017
(In thousands except for per share data)
(Unaudited)

	2018	2017 (a)	Variance

Operating revenues	$412,509	$423,178	$(10,669)
Operating expenses:
Fuel and purchased power	105,651	116,173	(10,522)
Operations and maintenance	169,015	161,460	7,555
Depreciation and amortization	47,772	44,429	3,343
Taxes other than income taxes	32,888	32,995	(107)
	355,326	355,057	269
Operating income	$57,183	$68,121	$(10,938)
Other income (deductions):
Allowance for equity funds used during construction	1,638	1,541	97
Investment and interest income, net	16,227	21,319	(5,092)
Miscellaneous non-operating income	6,208	5,792	416
Miscellaneous non-operating deductions	(5,512)	(5,497)	(15)
	18,561	23,155	(4,594)
Interest charges (credits):
Interest on long-term debt and revolving credit facility	36,182	36,774	(592)
Other interest	9,769	9,073	696
Capitalized interest	(2,579)	(2,638)	59
Allowance for borrowed funds used during construction	(1,670)	(1,502)	(168)
	41,702	41,707	(5)
Income before income taxes	34,042	49,569	(15,527)
Income tax expense	7,713	17,492	(9,779)
Net income	$26,329	$32,077	$(5,748)

Basic earnings per share	$0.65	$0.79	$(0.14)

Diluted earnings per share	$0.65	$0.79	$(0.14)

Dividends declared per share of common stock	$0.695	$0.645	$0.050
Weighted average number of shares outstanding	40,505	40,398	107
Weighted average number of shares and dilutive
potential shares outstanding	40,618	40,499	119

(a) The Company implemented ASU 2017-07, Compensation-Retirement Benefits, in the first quarter of 2018, and as required by the standard, reclassified certain amounts in the Company's Statement of Operations for 2017.

El Paso Electric Company
Cash Flow Summary
Six Months Ended June 30, 2018 and 2017
(In thousands and Unaudited)

	2018	2017
Cash flows from operating activities:
Net Income	$26,329	$32,077
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization of electric plant in service	47,772	44,429
Amortization of nuclear fuel	19,570	21,100
Deferred income taxes, net	4,204	15,339
Net gain on decommissioning trust funds	(593)	(7,357)
Other	8,723	7,809
Change in:
Accounts receivable	(23,516)	(32,684)
Accounts payable	(6,405)	(1,262)
Net over-collection of fuel revenues	984	2,667
Other current liabilities	10,274	3,530
Other	(12,915)	(17,657)
Net cash provided by operating activities	74,427	67,991

Cash flows from investing activities:
Cash additions to utility property, plant and equipment	(117,349)	(108,113)
Cash additions to nuclear fuel	(18,930)	(20,647)
Decommissioning trust funds	(2,963)	(3,429)
Other	3,236	(3,343)
Net cash used for investing activities	(136,006)	(135,532)

Cash flows from financing activities:
Dividends paid	(28,257)	(26,157)
Borrowings (repayments) under the revolving credit facility, net	(93,088)	97,310
Proceeds from issuance of senior notes	125,000	—
Proceeds from issuance of RGRT senior notes	65,000	—
Other	(2,143)	(757)
Net cash provided by financing activities	66,512	70,396

Net increase in cash and cash equivalents	4,933	2,855

Cash and cash equivalents at beginning of period	6,990	8,420

Cash and cash equivalents at end of period	$11,923	$11,275

El Paso Electric Company
Quarter Ended June 30, 2018 and 2017
Sales and Revenues Statistics
(Unaudited)

				Increase (Decrease)
		2018	2017	Amount	Percentage
kWh sales (in thousands):
	Retail:
	Residential	783,644	724,656	58,988	8.1%
	Commercial and industrial, small	658,463	647,377	11,086	1.7%
	Commercial and industrial, large	282,508	276,391	6,117	2.2%
	Sales to public authorities	434,352	423,374	10,978	2.6%
	Total retail sales	2,158,967	2,071,798	87,169	4.2%
	Wholesale:
	Sales for resale	18,566	21,718	(3,152)	(14.5)%
	Off-system sales	425,787	374,861	50,926	13.6%
	Total wholesale sales	444,353	396,579	47,774	12.0%
	Total kWh sales	2,603,320	2,468,377	134,943	5.5%
Operating revenues (in thousands):
	Non-fuel base revenues:
	Retail:
	Residential	$80,177	$75,027	$5,150	6.9%
	Commercial and industrial, small	56,267	57,090	(823)	(1.4)%
	Commercial and industrial, large	8,880	10,443	(1,563)	(15.0)%
	Sales to public authorities	27,016	27,544	(528)	(1.9)%
	Total retail non-fuel base revenues (a) (b)	172,340	170,104	2,236	1.3%
	Wholesale:
	Sales for resale	867	859	8	0.9%
	Total non-fuel base revenues	173,207	170,963	2,244	1.3%
	Fuel revenues:
	Recovered from customers during the period	37,728	57,148	(19,420)	(34.0)%
	Under collection of fuel	7,584	5,822	1,762	30.3%
	Total fuel revenues (c)(d)	45,312	62,970	(17,658)	(28.0)%
	Off-system sales (e)	9,722	10,325	(603)	(5.8)%
	Wheeling revenues (f)	4,147	4,548	(401)	(8.8)%
	Energy efficiency cost recovery (g)	1,884	—	1,884	—%
	Miscellaneous (f)	1,812	2,336	(524)	(22.4)%
	Total revenues from customers	236,084	251,142	(15,058)	(6.0)%
	Other (f)	712	701	11	1.6%
	Total operating revenues	$236,796	$251,843	$(15,047)	(6.0)%

(a)	2018 includes a $4.1 million base rate increase related to the 2017 PUCT Final Order received in December 2017.
(b)	2018 includes a $7.7 million base rate decrease related to the reduction in federal statutory income tax rate approved in the TCJA.
(c)	2017 includes $5.0 million related to the Palo Verde performance rewards, net.
(d)	Includes deregulated Palo Verde Unit 3 revenues for the New Mexico jurisdiction of $1.6 million and $2.2 million in 2018 and 2017, respectively.
(e)	Includes retained margins of $0.4 million in 2018 and 2017.
(f)	Represents revenues with no related kWh sales.
(g)
The Company implemented ASU 2014-09, Revenue from Contracts with Customers, in the first quarter of 2018, and as required by the standard, revenues related to reimbursed costs of energy efficiency programs approved by the Company's regulators are reported in operating revenues from customers. Related expenses are reported in operations and maintenance expenses.

El Paso Electric Company
Quarter Ended June 30, 2018 and 2017
Other Statistical Data

			Increase (Decrease)
	2018	2017	Amount	Percentage

Average number of retail customers: (a)
Residential	373,372	367,686	5,686	1.5%
Commercial and industrial, small	42,452	41,860	592	1.4%
Commercial and industrial, large	48	48	—	—%
Sales to public authorities	5,581	5,622	(41)	(0.7)%
Total	421,453	415,216	6,237	1.5%

Number of retail customers (end of period): (a)
Residential	373,833	368,328	5,505	1.5%
Commercial and industrial, small	42,495	41,653	842	2.0%
Commercial and industrial, large	48	48	—	—%
Sales to public authorities	5,558	5,603	(45)	(0.8)%
Total	421,934	415,632	6,302	1.5%

Weather statistics: (b)			10-Yr Average
Cooling degree days	1,319	1,108	1,091
Heating degree days	11	45	60

Generation and purchased power (kWh, in thousands):			Increase (Decrease)
	2018	2017	Amount	Percentage

Palo Verde	1,139,871	1,151,530	(11,659)	(1.0)%
Gas plants	1,256,393	1,055,911	200,482	19.0%
Total generation	2,396,264	2,207,441	188,823	8.6%
Purchased power:
Photovoltaic	89,241	91,921	(2,680)	(2.9)%
Other	237,564	307,904	(70,340)	(22.8)%
Total purchased power	326,805	399,825	(73,020)	(18.3)%
Total available energy	2,723,069	2,607,266	115,803	4.4%
Line losses and Company use	119,749	138,889	(19,140)	(13.8)%
Total kWh sold	2,603,320	2,468,377	134,943	5.5%

Palo Verde O&M expenses (c)	$24,977	$25,931	$(954)

Palo Verde capacity factor	85.3%	84.8%	0.5%

(a)	The number of retail customers presented is based on the number of service locations.

(b)	A degree day is recorded for each degree that the average outdoor temperature varies from a standard of 65 degrees Fahrenheit.

(c)	Represents the Company's 15.8% interest in Palo Verde.

El Paso Electric Company
Six Months Ended June 30, 2018 and 2017
Sales and Revenues Statistics
(Unaudited)
				Increase (Decrease)
		2018	2017	Amount	Percentage
kWh sales (in thousands):
	Retail:
	Residential	1,343,207	1,269,784	73,423	5.8%
	Commercial and industrial, small	1,157,138	1,147,967	9,171	0.8%
	Commercial and industrial, large	530,793	529,389	1,404	0.3%
	Sales to public authorities	762,681	758,937	3,744	0.5%
	Total retail sales	3,793,819	3,706,077	87,742	2.4%
	Wholesale:
	Sales for resale	30,296	32,639	(2,343)	(7.2)%
	Off-system sales	1,290,003	971,623	318,380	32.8%
	Total wholesale sales	1,320,299	1,004,262	316,037	31.5%
	Total kWh sales	5,114,118	4,710,339	403,779	8.6%
Operating revenues (in thousands):
	Non-fuel base revenues:
	Retail:
	Residential	$133,469	$126,337	$7,132	5.6%
	Commercial and industrial, small	89,564	90,875	(1,311)	(1.4)%
	Commercial and industrial, large	16,006	18,343	(2,337)	(12.7)%
	Sales to public authorities	44,172	45,094	(922)	(2.0)%
	Total retail non-fuel base revenues (a) (b)	283,211	280,649	2,562	0.9%
	Wholesale:
	Sales for resale	1,343	1,322	21	1.6%
	Total non-fuel base revenues	284,554	281,971	2,583	0.9%
	Fuel revenues:
	Recovered from customers during the period	77,672	104,768	(27,096)	(25.9)%
	Over collection of fuel (c)	(366)	(2,708)	2,342	86.5%
	Total fuel revenues (d)(e)	77,306	102,060	(24,754)	(24.3)%
	Off-system sales (f)	32,777	24,525	8,252	33.6%
	Wheeling revenues (g)	8,433	8,815	(382)	(4.3)%
	Energy efficiency cost recovery (h)	3,800	—	3,800	—%
	Miscellaneous (g)	4,271	4,188	83	2.0%
	Total revenues from customers	411,141	421,559	(10,418)	(2.5)%
	Other (g)	1,368	1,619	(251)	(15.5)%
	Total operating revenues	$412,509	$423,178	$(10,669)	(2.5)%

(a)	2018 includes a $6.9 million base rate increase related to the 2017 PUCT Final Order received in December 2017.
(b)	2018 includes an $11.8 million base rate decrease related to the reduction in federal statutory income tax rate approved in the TCJA.
(c)
Includes the portion of the U.S. Department of Energy refunds related to spent fuel storage of $1.1 million and $1.4 million in 2018 and 2017, respectively, that were credited to customers through the applicable fuel adjustment clauses.

(d)	2017 includes $5.0 million related to the Palo Verde performance rewards, net.
(e)	Includes deregulated Palo Verde Unit 3 revenues for the New Mexico jurisdiction of $4.0 million and $5.0 million in 2018 and 2017, respectively.
(f)	Includes retained margins of $1.0 million and $0.9 million in 2018 and 2017, respectively.
(g)	Represents revenue with no related kWh sales.
(h)
The Company implemented ASU 2014-09, Revenue from Contracts with Customers, in the first quarter of 2018, and as required by the standard, revenues related to reimbursed costs of energy efficiency programs approved by the Company's regulators are reported in operating revenues from customers. Related expenses are reported in operations and maintenance expenses.

El Paso Electric Company
Six Months Ended June 30, 2018 and 2017
Other Statistical Data

			Increase (Decrease)
	2018	2017	Amount	Percentage

Average number of retail customers: (a)
Residential	372,361	366,497	5,864	1.6%
Commercial and industrial, small	42,328	41,968	360	0.9%
Commercial and industrial, large	48	49	(1)	(2.0)%
Sales to public authorities	5,587	5,528	59	1.1%
Total	420,324	414,042	6,282	1.5%

Number of retail customers (end of period): (a)
Residential	373,833	368,328	5,505	1.5%
Commercial and industrial, small	42,495	41,653	842	2.0%
Commercial and industrial, large	48	48	—	—%
Sales to public authorities	5,558	5,603	(45)	(0.8)%
Total	421,934	415,632	6,302	1.5%

Weather statistics: (b)			10-Year Average
Cooling degree days	1,356	1,180	1,126
Heating degree days	976	855	1,173

Generation and purchased power (kWh, in thousands):			Increase (Decrease)
	2018	2017	Amount	Percentage

Palo Verde	2,486,378	2,515,057	(28,679)	(1.1)%
Gas plants	2,241,500	1,626,736	614,764	37.8%
Total generation	4,727,878	4,141,793	586,085	14.2%
Purchased power:
Photovoltaic	150,811	156,656	(5,845)	(3.7)%
Other	465,808	671,279	(205,471)	(30.6)%
Total purchased power	616,619	827,935	(211,316)	(25.5)%
Total available energy	5,344,497	4,969,728	374,769	7.5%
Line losses and Company use	230,379	259,389	(29,010)	(11.2)%
Total kWh sold	5,114,118	4,710,339	403,779	8.6%

Palo Verde O&M expenses (c)	$47,152	$47,539	$(387)

Palo Verde capacity factor	92.8%	93.1%	(0.3)%

(a)	The number of retail customers presented is based on the number of service locations.

(b)	A degree day is recorded for each degree that the average outdoor temperature varies from a standard of 65 degrees Fahrenheit.

(c)	Represents the Company's 15.8% interest in Palo Verde.

El Paso Electric Company
Financial Statistics
At June 30, 2018 and 2017
(In thousands, except number of shares, book value per common share, and ratios)
(Unaudited)

Balance Sheet	2018	2017

Cash and cash equivalents	$11,923	$11,275

Common stock equity	$1,138,202	$1,085,826
Long-term debt	1,385,154	1,195,748
Total capitalization	$2,523,356	$2,281,574

Current maturities of long-term debt	$—	$83,268

Short-term borrowings under the revolving credit facility	$80,445	$178,884

Number of shares - end of period	40,693,321	40,596,665

Book value per common share	$27.97	$26.75

Common equity ratio (a)	43.7%	42.7%
Debt ratio	56.3%	57.3%

(a)	The capitalization component includes common stock equity, long-term debt and the current maturities of long-term debt, and short-term borrowings under the RCF.